Exhibit 99.1

OfficeMax
263 Shuman Blvd
Naperville, IL 60563

News Release

Media Contact	Investor Relations Contact
Bill Bonner	John Jennings
630 864 6066	630 864 6820

OFFICEMAX REPORTS FOURTH QUARTER  AND FULL YEAR 2006 FINANCIAL RESULTS

NAPERVILLE, Ill., February 22, 2007 – OfficeMax® Incorporated (NYSE: OMX) today reported results for the fourth quarter and fiscal year ended December 30, 2006. Net income for the fourth quarter increased to $58.0 million, or $.76 per diluted share, compared with a net loss of $43.1 million, or a loss of $.62 per diluted share, in the fourth quarter of 2005.  Net income for the full year 2006 increased to $91.7 million, or $1.19 per diluted share, compared with a net loss of $73.8 million, or $.99 per diluted share, reported in 2005.

Results for the fourth quarter and full year 2006 included items which are not expected to be ongoing.  A detailed description of these special items and a reconciliation to the company’s GAAP financial results are included in this press release.  For the fourth quarter of 2006, net income before special items was $37.2 million, or $.48 per diluted share, compared with net income before special items of $6.0 million, or $.07 per diluted share, in the fourth quarter of 2005.  For the full year 2006, net income before special items was $159.2 million, or $2.10 per diluted share, compared with net income before special items of $23.6 million, or $.24 per diluted share, reported in 2005.

“The fourth quarter and full year 2006 represented significant improvement for OfficeMax,” said Sam Duncan, Chairman and Chief Executive Officer of OfficeMax.  “We delivered on our

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turnaround plan goals with solid operating income margin expansion in both our Contract and Retail segments.”

Contract Segment

OfficeMax Contract segment sales decreased 3.5% in the fourth quarter of 2006 and increased 1.9% for the full year 2006 compared to the fourth quarter and full year 2005, respectively.  U.S. Contract sales reflect five fewer selling days in the fourth quarter of 2006 compared to the fourth quarter of 2005.  Adjusting for the difference in selling days, total contract sales increased approximately 2% in the fourth quarter of 2006 compared with the same period in 2005 reflecting modest sales growth in both our U.S. and international operations.

Excluding special items, Contract segment operating income increased to $50.8 million in the fourth quarter of 2006 from $29.6 million in the fourth quarter last year.  Excluding special items, Contract segment operating income increased to $208.0 million for the full year 2006 from $115.5 million in 2005.  Contract segment gross margin increased to 22.5% in the fourth quarter of 2006 from 21.7% in the fourth quarter of 2005, primarily due to improved vendor income and lower delivery costs as well as a focus on higher margin sales opportunities.  Contract segment operating income in the fourth quarter of 2006 benefited from reduced integration costs and targeted cost reduction programs partially offset by the impact of deleveraging fixed costs  due to the fewer selling days compared with the fourth quarter of 2005.

Retail Segment

OfficeMax Retail segment same-store sales decreased 0.4% in the fourth quarter of 2006 and increased 0.1% for the full year 2006.  Adjusted for the company’s initiative to eliminate mail-in rebates and to provide instant rebates in lieu of national, vendor-sponsored mail-in rebates, same-store sales improved by approximately 2% during the fourth quarter and 1% for the full year 2006.  Retail segment total sales decreased 13% in the fourth quarter of 2006 and 6% for the full year 2006 compared to the fourth quarter and full year of 2005, respectively due primarily to the impact of one less week compared to the fourth quarter and full year 2005, as well as the impact of 109 strategic store closings completed during the first quarter of 2006.

Excluding special items, Retail segment operating income for the fourth quarter of 2006 increased to $42.3 million from $22.4 million in the fourth quarter of 2005.  Excluding special items, Retail segment operating income increased to $175.8 million for the full year 2006 from $45.8 million in 2005.  Retail segment gross margin increased to 29.1% for the fourth quarter of 2006 from 25.8% in the fourth quarter of 2005 due primarily to a more effective promotional strategy and improved vendor income.  Retail segment operating income in the fourth quarter of 2006 benefited from targeted cost reduction programs, including reduced store labor and advertising expense, partially offset by the impact of deleveraging fixed costs due to one less week compared to the fourth quarter of 2005 and higher allocated general and administrative expense.

During the fourth quarter of 2006, OfficeMax opened 29 new retail stores and closed 2 stores, ending the quarter and the year with 911 retail stores compared with 970 stores at the end of the fourth quarter of 2005.

Corporate and Other Segment

The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments.  Excluding special items, Corporate and Other segment operating expense increased by $7.0 million to $17.0 million in the fourth quarter of 2006 and increased by $10.0 million to $71.6 million for the full year 2006.  The increase in Corporate and Other segment operating expense, excluding special items, for the fourth quarter of 2006 was primarily due to increased incentive compensation expense, partially offset by reduced legacy company costs.

During the fourth quarter of 2006, OfficeMax generated $35.9 million in cash from operations and used $78.0 million for capital expenditures.  For the full year of 2006, OfficeMax generated $375.7 million in cash from operations and used $174.8 million for capital expenditures.  At December 30, 2006, OfficeMax reported total debt of $409.9 million, excluding the timber securitization notes, and cash and cash equivalents of $282.1 million.

Forward-Looking Statements

Some statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding future events and developments and the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that its actual results will be consistent with such statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, including under the caption “Cautionary and Forward-Looking Statements,” in Item 1A of that form, and in the company’s other filings with the SEC.

Conference Call Information

OfficeMax will host a conference call with investors and analysts to discuss the fourth quarter 2006 results on Thursday, February 22, 2007, at 9:00 am. Eastern Time (8:00 a.m. Central Time).  An audio webcast of the conference call can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com. To participate in the conference call, dial (800) 374-0165; international callers should dial (706) 634-0995.  The webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution.  OfficeMax delivers an unparalleled customer experience – in service, in product, in time savings, and in value — through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by more than 36,000 associates through direct sales, catalogs, Internet and more than 900 stores. OfficeMax trades on the New York Stock Exchange under the symbol OMX. More information can be found at www.officemax.com.

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OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(thousands)

	December 30,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$282,070	$72,198
Receivables, net	562,528	600,244
Inventories	1,071,486	1,114,570
Other current assets	137,271	155,037
Total current assets	2,053,355	1,942,049

Property and equipment:
Property and equipment	1,189,686	1,083,563
Accumulated depreciation	(610,061)	(548,118)
Property and equipment, net	579,625	535,445

Goodwill and intangible assets, net	1,417,336	1,423,432
Timber notes receivable	1,635,000	1,635,000
Other non-current assets	491,997	736,216

Total assets	$6,177,313	$6,272,142

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	18,666
Current portion of long-term debt	25,634	68,648
Accounts payable	997,700	991,453
Accrued liabilities and other	505,569	509,559
Total current liabilities	1,528,903	1,588,326

Long-term debt:
Long-term debt, less current portion	384,246	407,242
Timber notes securitized	1,470,000	1,470,000
Total long-term debt	1,854,246	1,877,242

Other long-term obligations:
Compensation and benefits	287,122	538,830
Other long-term liabilities	491,513	504,610
Total other long-term liabilities	778,635	1,043,440

Minority interest	29,885	27,455

Shareholders’ equity:
Preferred stock	54,735	54,735
Common stock	187,226	176,977
Additional paid-in capital	893,848	747,805
Retained earnings	941,830	898,283
Accumulated other comprehensive loss	(91,995)	(142,121)
Total shareholders’ equity	1,985,644	1,735,679

Total liabilities and shareholders’ equity	$6,177,313	$6,272,142

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(thousands, except per-share amounts)

	Quarter Ended
	December 30,	December 31,
	2006	2005

Sales	$2,256,805	$2,455,361
Cost of goods sold and occupancy costs	1,678,157	1,871,509
Gross profit	578,648	583,852

Operating expenses:
Operating and selling	409,619	459,050
General and administrative	94,435	93,713
Other operating, net	9,186	31,750
Operating income (loss)	65,408	(661)

Other income (expense):
Interest expense	(30,806)	(32,173)
Interest income	23,606	21,182
Other, net	36,174	(4,769)
	28,974	(15,760)

Income (loss) from continuing operations before income taxes and minority interest	94,382	(16,421)
Income tax expense	(39,201)	(6,323)

Income (loss) from continuing operations before minority interest	55,181	(22,744)
Minority interest, net of income tax	(791)	171

Income (loss) from continuing operations	54,390	(22,573)

Discontinued operations:
Operating loss	—	(4,671)
Write-down of assets	—	(28,243)
Income tax benefit	3,647	12,428

Loss from discontinued operations	3,647	(20,486)

Net income (loss)	58,037	(43,059)

Preferred dividends	(1,009)	(1,024)

Net income (loss) applicable to common shareholders	$57,028	$(44,083)

Basic income (loss) per common share:
Continuing operations	$0.72	$(0.33)
Discontinued operations	0.04	(0.29)
Basic income (loss) per common share	$0.76	$(0.62)

Diluted income (loss) per common share:
Continuing operations	$0.71	$(0.33)
Discontinued operations	0.05	(0.29)
Diluted income (loss) per common share	$0.76	$(0.62)

Weighted Average Shares
Basic	74,625	70,783
Diluted	75,464	70,783

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(thousands, except per-share amounts)

	Year Ended
	December 30,	December 31,
	2006	2005

Sales	$8,965,707	$9,157,660
Cost of goods sold and occupancy costs	6,656,497	6,960,390
Gross profit	2,309,210	2,197,270

Operating and other expenses:
Operating and selling	1,641,147	1,765,268
General and administrative	361,818	368,265
Other operating, net	140,343	54,045
Operating income	165,902	9,692

Other income (expense):
Debt retirement expense	—	(14,391)
Interest expense	(123,082)	(128,504)
Interest income	89,723	97,272
Other, net	39,335	(1,685)
	5,976	(47,308)

Income (loss) from continuing operations before income taxes and minority interest	171,878	(37,616)
Income tax expense	(68,741)	(1,226)

Income (loss) from continuing operations before minority interest	103,137	(38,842)
Minority interest, net of income tax	(4,083)	(2,370)

Income (loss) from continuing operations	99,054	(41,212)

Discontinued operations:
Operating loss	(17,972)	(24,416)
Write-down of assets	—	(28,243)
Income tax benefit	10,639	20,109

Loss from discontinued operations	(7,333)	(32,550)

Net income (loss)	91,721	(73,762)

Preferred dividends	(4,037)	(4,378)

Net income (loss) applicable to common shareholders	$87,684	$(78,140)

Basic income (loss) per common share:
Continuing operations	$1.30	$(0.58)
Discontinued operations	(0.10)	(0.41)
Basic income (loss) per common share	$1.20	$(0.99)

Diluted income (loss) per common share:
Continuing operations	$1.29	$(0.58)
Discontinued operations	(0.10)	(0.41)
Diluted income (loss) per common share	$1.19	$(0.99)

Weighted Average Shares
Basic	73,142	78,745
Diluted	73,713	78,745

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(thousands)

	Year Ended
	December 30,	December 31,
	2006	2005

Cash provided by (used for) operations:
Net income (loss)	$91,721	$(73,762)
Items in net income (loss) not using (providing) cash:
Depreciation and amortization	127,812	151,145
Other	50,563	92,685
Changes other than from acquisitions of business:
Receivables and inventory	72,127	80,326
Accounts payable and accrued liabilities	8,662	(142,582)
Income taxes and other	24,812	(165,510)
Cash provided by (used for) for operations	375,697	(57,698)

Cash provided by (used for) investment:
Expenditures for property and equipment	(174,769)	(152,450)
Proceeds from sale of assets	12,333	93,259
Acquisition of businesses	(1,500)	(34,803)
Other	—	(3,343)
Cash used for investment	(163,936)	(97,337)

Cash provided by (used for) financing:
Cash dividends paid	(47,546)	(54,196)
Changes in debt, net	(84,276)	(198,667)
Purchase of common stock	(33)	(780,417)
Proceeds from exercise of stock options	129,966	24,747
Other	—	(6,776)
Cash provided by (used for) financing	(1,889)	(1,015,309)

Increase (decrease) in cash and cash equivalents	209,872	(1,170,344)
Cash and cash equivalents at beginning of period	72,198	1,242,542

Cash and cash equivalents at end of period	$282,070	$72,198

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SUPPLEMENTAL SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	Quarter Ended
	December 30 , 2006			December 31, 2005
	As Reported	Special Items (a)	Before Special Items (c)	As Reported	Special Items (b)	Before Special Items (c)

Segment Sales
OfficeMax, Contract	$1,178.7		$1,178.7	$1,221.4		$1,221.4
OfficeMax, Retail	1,078.1		1,078.1	1,234.0		1,234.0
	2,256.8		2,256.8	2,455.5		2,455.5

Segment income (loss)
OfficeMax, Contract	$48.4	$2.4	$50.8	$24.2	$5.4	$29.6
OfficeMax, Retail	42.3	—	42.3	4.5	17.9	22.4
Corporate and Other	(25.3)	8.3	(17.0)	(29.4)	19.4	(10.0)
Operating income (loss)	65.4	10.7	76.1	(0.7)	42.7	42.0

Operating income margin	2.9%		3.4%	0.0%		1.7%

Interest expense	(30.8)	—	(30.8)	(32.2)	—	(32.2)
Interest income and other	59.8	(38.8)	21.0	16.4	4.2	20.6

Income (loss) from continuing operations before income taxes and minority interest	94.4	(28.1)	66.3	(16.5)	46.9	30.4
Income taxes	(39.2)	10.9	(28.3)	(6.3)	(18.3)	(24.6)
Income (loss) from continuing operations before minority interest	55.2	(17.2)	38.0	(22.8)	28.6	5.8
Minority interest, net of income tax	(0.8)	—	(0.8)	0.2	—	0.2

Income (loss) from continuing operations	54.4	(17.2)	37.2	(22.6)	28.6	6.0

Discontinued operations
Operating loss	—	—	—	(4.7)	4.7	—
Write-down of assets	—	—	—	(28.2)	28.2	—
Income tax benefit	3.6	(3.6)	—	12.4	(12.4)	—

Loss from discontinued operations	3.6	(3.6)	—	(20.5)	20.5	—

Net income (loss)	$58.0	$(20.8)	$37.2	$(43.1)	$49.1	$6.0

Diluted income (loss) per common share
Continuing operations	$0.71	$(0.23)	$0.48	$(0.33)	$0.40	$0.07
Discontinued operations	0.05	(0.05)	—	(0.29)	0.29	—
Diluted income (loss) per common share	$0.76	$(0.28)	$0.48	$(0.62)	$0.69	$0.07

Totals may not foot due to rounding.

(a) See Note 4 and 5 for a discussion of these special items.

(b) See Notes 3 and 5 for a discussion of these special items.

(c) For the purpose of evaluating our results, net of taxes, we have presented the results before special items using an estimated annual tax rate.

For the purpose of presenting diluted income (loss) per common share before special items, we calculated diluted income (loss) per common share before special items without making any adjustments to the number of shares used in the calculation of diluted income (loss) per common share as reported.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SUPPLEMENTAL SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	Year Ended
	December 30 , 2006			December 31, 2005
	As Reported	Special Items (a)	Before Special Items (c)	As Reported	Special Items (b)	Before Special Items (c)

Segment Sales
OfficeMax, Contract	$4,714.5		$4,714.5	$4,628.5		$4,628.5
OfficeMax, Retail	4,251.2		4,251.2	4,529.1		4,529.1
	8,965.7		8,965.7	9,157.6		9,157.6

Segment income (loss)
OfficeMax, Contract	$197.7	$10.3	$208.0	$100.3	$15.2	$115.5
OfficeMax, Retail	86.3	89.5	175.8	27.9	17.9	45.8
Corporate and Other	(118.0)	46.4	(71.6)	(118.5)	56.9	(61.6)
Operating income (loss)	166.0	146.2	312.2	9.7	90.0	99.7

Operating income margin	1.9%		3.5%	0.1%		1.1%

Debt retirement expenses	—	—	—	(14.4)	14.4	—
Interest expense	(123.1)	—	(123.1)	(128.5)	—	(128.5)
Interest income and other	129.1	(48.0)	81.1	95.6	1.6	97.2

Income (loss) from continuing operations before income taxes and minority interest	172.0	98.2	270.2	(37.6)	106.0	68.4
Income taxes	(68.7)	(38.2)	(106.9)	(1.2)	(41.2)	(42.4)
Income (loss) from continuing operations before minority interest	103.3	60.0	163.3	(38.8)	64.8	26.0
Minority interest, net of income tax	(4.1)	—	(4.1)	(2.4)	—	(2.4)

Income (loss) from continuing operations	99.2	60.0	159.2	(41.2)	64.8	23.6

Discontinued operations
Operating loss	(18.0)	18.0	—	(24.4)	24.4	—
Write-down of assets	—	—	—	(28.2)	28.2	—
Income tax benefit	10.6	(10.6)	—	20.1	(20.1)	—

Loss from discontinued operations	(7.4)	7.4	—	(32.5)	32.5	—

Net income (loss)	$91.8	$67.4	$159.2	$(73.7)	$97.3	$23.6

Diluted income (loss) per common share
Continuing operations	$1.29	$0.81	$2.10	$(0.58)	$0.82	$0.24
Discontinued operations	(0.10)	0.10	—	(0.41)	0.41	—
Diluted income (loss) per common share	$1.19	$0.91	$2.10	$(0.99)	$1.23	$0.24

Totals may not foot due to rounding.

(a) See Notes 4 and 5 for a discussion of these special items.

(b) See Notes 3 and 5 for a discussion of these special items.

(c) For the purpose of evaluating our results, net of taxes, we have presented the results before special items using an estimated annual tax rate.

For the purpose of presenting diluted income (loss) per common share before special items, we calculated diluted income (loss) per common share before special items without making any adjustments to the number of shares used in the calculation of diluted income (loss) per common share as reported.

(1)           Financial Information

The quarterly and annual consolidated financial statements included in this release are unaudited, and should be read in conjunction with the audited financial statements in our 2005 Annual Report on Form 10-K.  In all periods presented, the measurement of net income (loss) involved estimates and judgments.

(2)           Reconciliation of non-GAAP Measures to GAAP Measures

We evaluate our results of operations both before and after special gains and losses.  We believe our presentation of financial measures before special items, which are non-GAAP measures, enhances our investors’ overall understanding of our recurring operational performance.  Specifically, we believe presenting results before special items provides useful information to both investors and management by excluding gains, losses and expenses that are not indicative of our core operating activities.  In the preceding tables, we reconcile our financial measures before special items to our reported GAAP financial results for the fourth quarter and year of both 2006 and 2005.

(3)           2005 Special Items

First Quarter 2005

During the first quarter of 2005, we recorded expenses of $11.3 million in our Corporate and Other segment primarily for severance, a charge of $9.8 million in our Contract segment related to a legal settlement with the Department of Justice and incurred costs of $12.2 million related to the early retirement of debt, and realized a $2.6 million settlement gain from a previous asset sale.

Second Quarter 2005

During the second quarter of 2005, we incurred $9.4 million of expenses in the Corporate and Other segment for severance and other expenses, primarily professional service fees, which are not expected to be ongoing, and incurred costs of $2.2 million related to the early retirement of debt.

Third Quarter 2005

During the third quarter of 2005, we incurred $10.4 million of expenses in our Corporate and Other segment related to our headquarters consolidation, primarily for employee severance and retention, and incurred approximately $6.4 million of other expenses for severance, unrelated to the headquarters consolidation, and asset write-offs in our Corporate and Other segment.

Fourth Quarter 2005

During the fourth quarter of 2005, we incurred $14.5 million of expenses in our Corporate and Other segment related to our headquarters consolidation, a charge of approximately $17.9 million in our Retail segment primarily related to impaired assets in our underperforming domestic retail stores, expenses of $5.4 million in our Contract segment related to restructuring our international operations, other miscellaneous asset write-offs of $4.9 million included in our Corporate and Other segment, and a charge of $4.2 million related to the settlement of a previous asset sale included in Other, net income (expense).

(4)           2006 Special Items

First Quarter 2006

During the first quarter of 2006, we closed 109 underperforming domestic retail stores and recorded a charge of $98.6 million in our Retail segment primarily for remaining lease obligations and we incurred $15.7 million of expenses in our Corporate and Other segment related to our headquarters consolidation primarily for employee severance and retention.

Second Quarter 2006

During the second quarter of 2006, we recorded a $9.0 million pre-tax benefit in our Retail segment from an adjustment to the reserve for closed stores, and we incurred $10.9 million of expenses in our Corporate and Other segment related to our headquarters consolidation primarily for employee severance and retention.   Also during the second quarter of 2006, we recognized a $9.2 million credit from an adjustment to the reserve for the additional consideration agreement that was entered into in connection with the October 2004 sale of our paper, forest products and timberland assets. This adjustment is included in Other, net income (expense).

Third Quarter 2006

During the third quarter of 2006, we incurred $11.5 million of expenses in our Corporate and Other segment related to our headquarters consolidation, and incurred $7.9 million of expenses in our Contract segment related to our Contract reorganization primarily for severance.

Fourth Quarter 2006

During the fourth quarter of 2006, we incurred $8.3 million of expenses in our Corporate and Other segment primarily related to our headquarters consolidation, and we incurred $2.4 million of expenses in our Contract segment related to a facility closure and severance.  Also during the fourth quarter of 2006, we recognized a $38.8 million credit from an adjustment to the reserve for the additional consideration agreement that was entered into in connection with the October 2004 sale of our paper, forest products, and timberland assets.  This adjustment is included in Other, net income (expense).

(5)           Discontinued Operations

In the first quarter of 2006, we ceased operations at the Company’s wood-polymer building materials facility near Elma, Washington. The costs and expenses related to this business are reflected as discontinued operations in our Consolidated Statements of Income (Loss) for 2006 and 2005 and are included as special items in our Segment Information tables.